Exhibit 8.2
[Form of Tax Opinion]
[DMH Letterhead]
[Date]
Castle Energy Corporation
357 South Gulph Road
Suite 260
King of Prussia, Pennsylvania 19406
Re: Agreement and Plan of Merger pursuant to which Castle Energy Corporation will merge with and into DPCA LLC
Ladies and Gentlemen:
     We have acted as counsel to Castle Energy Corporation, a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of November 8, 2005 among the Company, Delta Petroleum Corporation, a Colorado corporation (“Parent Colorado”), Delta Petroleum Corporation, a Delaware corporation (“Parent Delaware”), DPCA LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent Colorado (“Subsidiary”) and the Company (the “Merger Agreement”), pursuant to which the Company will merge with and into Subsidiary, with Subsidiary surviving the merger (the “Merger”). At your request, and as contemplated by Section 6.3(d) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.
     The elements of the Merger are as follows:
               (a) In accordance with the DGCL and the CBCA, on January 31, 2006, Parent Colorado merged with and into Parent Delaware (“Reincorporation Merger”), with Parent Delaware being the surviving corporation. At the Reincorporation Effective Time, by virtue of the Reincorporation Merger, each issued and outstanding share of Parent Colorado Common Stock was converted into and became one share of Parent Common Stock and Subsidiary became the wholly-owned subsidiary of Parent Delaware.

Castle Energy Corporation
[Date]
               (b) In accordance with the LLC Act and the DGCL, the Company will be merged with and into the Subsidiary at the Effective Time, with the Subsidiary surviving the Merger. In the Merger, each share of the Company Common Stock outstanding immediately prior to the Effective Time (other than shares owned by the Company, Parent or Subsidiary) will be converted into the right to receive shares of Parent Common Stock. No fractional shares of Parent Common Stock will be issued in the Merger. Cash in lieu of fractional shares will be paid to a Company stockholder as determined in accordance with Section 1.7(e) of the Merger Agreement.
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     For the purpose of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, the Form S-4 Registration Statement, which has been filed with the Securities and Exchange Commission in connection with the transactions described herein (the “Form S-4”), and upon certain statements and representations made to us in certificates by officers of Parent and the Company (the “Representation Letters”), in each case without independent verification thereof. With the consent of Company, we have relied on the accuracy and completeness of the statements and representations contained in the Representation Letters, the Merger Agreement and the Form S-4 and have assumed that each will be complete and accurate as of the Effective Time. We have assumed that any representation or statement qualified by “to the best of knowledge” of the party making such representation or statement, or by any similar expression, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.
     For purposes of this opinion, we have assumed that (i) the Merger will be consummated according to the Merger Agreement and (ii) the Merger will qualify as a statutory merger under applicable state law.

Castle Energy Corporation
[Date]
     Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code the Merger will constitute a reorganization under Code Section 368(a), and the Company and Parent will each be a party to the reorganization within the meaning of Code Section 368(b). In addition, although the discussion set forth in the Form S-4 Registration Statement under the heading “Material Federal Income Tax Consequences of the Merger” does not purport to discuss all possible United States federal income tax consequences applicable to the Company stockholders as a result of the transactions provided for in the Merger Agreement, such discussion constitutes our opinion concerning the material federal income tax consequences applicable to the Company stockholders as a result of the transactions provided for in the Merger Agreement.
     The opinion expressed herein is based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency would concur in such statement. In addition, we have rendered the foregoing opinion as of the date hereof, and we do not undertake to supplement our opinion to factual matters or changes in law which may hereinafter occur.
     Except as set forth above, we express no opinion with respect to the tax consequences of the Merger, including without limitation the state, local or foreign tax consequences of any aspect of the Merger.
     The opinion set forth herein is addressed only to, and may be relied upon only by, the addressees hereof, and only in connection with the transactions contemplated by the Merger Agreement, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with our prior written consent.
     We expressly consent to the filing of this opinion as an exhibit to the registration statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger, and to the reference to this opinion in the proxy statement/prospectus contained in such registration statement. By giving this consent, we are not admitting that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

`	Very truly yours,

[DUANE MORRIS LLP]

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